RESCISSION OF AGREEMENTS
                                       AND
                      RELEASE AND INDEMNIFICATION OF CLAIMS


     THIS RESCISSION OF AGREEMENTS AND RELEASE OF CLAIMS ("Rescission and Release") is made as of this 10th day of May 1999 between and among Nugget Exploration, Inc. ("Nugget"), Imaging Management Associates, Inc. ("Imaging"), and Dr. Leonard Vernon ("Vernon") (Nugget, Imaging and Vernon may be collectively referred to as the "Parties"), for the purpose of rescinding a variety of transactions related to a merger of Imaging and Nugget.

                                    RECITALS

         WHEREAS, effective December 9, 1998, Nugget and Imaging, which is owned by Vernon, entered into a Purchase and Sale Agreement, which was related to an Employment Agreement entered on November 30, 1998 by and between Nugget and Vernon.

         WHEREAS, pursuant to the Purchase and Sale Agreement, Nugget was to acquire two operating imaging centers from Imaging in exchange for 1,250,000 restricted shares of Nugget common stock.

         WHEREAS, pursuant to the Employment Agreement, Vernon was to become employed by Nugget in exchange for a compensation package that included, among other things, an option to purchase 3,000,000 restricted shares of Nugget common stock, which option Vernon did exercise in exchange for a Promissory Note and Stock Pledge Agreement to Nugget (the Purchase and Sale Agreement, the Employment Agreement, the Promissory Note, and the Stock Pledge Agreement may be collectively referred to as the "Agreements").

         WHEREAS, Imaging and Nugget wish to mutually rescind the Agreements because Imaging's audited financial statements, which are still unfinished, are not expected to substantially reflect the unaudited statements Nugget was provided during the negotiation of the Purchase and Sale Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, and the recitals expressed above, which are incorporated herein by this reference, and of the mutual benefits to be derived herefrom, and intending to be legally bound, the Parties hereto agree as follows:

         1. Nugget, Imaging and Vernon hereby agree to immediately rescind and terminate, ab initio, the Agreements. The Parties agree not to be bound by the terms of the Agreements because material conditions have not been fulfilled and the Parties have determined that the transactions are therefore not in their best interests.

         2. The Parties further agree to hold one another harmless, release any and all claims against one another stemming from the Agreements and indemnify one another with respect to any obligations arising pursuant to or from the Agreements, including any and all out of pocket costs and expenses.

         3. All shares issued or to be issued under the Agreements shall be returned to the respective issuers of such shares. All Parties agree to waive any interests in any shares that have not been issued or transferred.



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         4. The  officers  and  directors  of  Nugget  immediately  prior to the
Employment Agreement and Purchase and Sale Agreement shall be reinstated as the officers and directors of Nugget effective upon mutual execution of this Rescission and Release. The Rescission and Release contemplated herein is complete upon signing of the Parties.

Nugget Exploration, Inc.                                  Dr. Leonard Vernon

/s/ Tyson Schiff                                          /s/ Dr. Leonard Vernon
Tyson Schiff, Director and former                         Dr. Leonard Vernon
President and Secretary



Imaging Management Associates, Inc.


/s/ Dr. Leonard Vernon
Dr. Leonard Vernon